UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 14, 2016

(Date of earliest event reported)

WhiteHorse Finance, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00967	45-4247759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Brickell Avenue, 31st Floor Miami, Florida		33131
(Address of principal executive offices)		(Zip Code)

(305) 381-6999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On June 14, 2016, Mr. Gerhard Lombard submitted his resignation from his position as Chief Financial Officer of WhiteHorse Finance, Inc. (the “Company”), effective as of August 5, 2016. Mr. Lombard is resigning to pursue other opportunities and his decision to resign was not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies, practices or accounting matters.

(c)

On June 17, 2016, the Board of Directors of the Company elected Mr. Edward Giordano as the Company’s interim Chief Financial Officer, effective as of August 5, 2016. Mr. Giordano, age 45, will serve as Chief Financial Officer until a permanent Chief Financial Officer is appointed by the Board of Directors.

As an executive officer, Mr. Giordano will not receive any direct compensation from the Company. There is no arrangement or understanding under which Mr. Giordano was elected. There are no transactions involving Mr. Giordano requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Giordano joined H.I.G. Capital, LLC (“H.I.G. Capital”) in September 2013 as Chief Financial Officer of H.I.G. Capital’s Credit Platform. He is responsible for the financial reporting and operations oversight of all H.I.G. Capital’s credit funds. Mr. Giordano has more than 11 years of experience focused on overseeing finance functions of credit funds. From December 2005 until joining H.I.G. Capital, Mr. Giordano was Managing Director and Chief Accounting Officer of Black Diamond Capital Management, LLC (“BDCM”) where he was responsible for the firm’s finance and operation groups overseeing all finance, accounting, tax and operational activities for BDCM and its affiliates. Prior to his position with BDCM, Mr. Giordano was a Senior Manager in Ernst & Young’s, and previously Arthur Andersen’s, Transaction Advisory Services practices where he led teams providing financial, tax and human capital due diligence services to large private equity firms and strategic buyers. Earlier in his career, Mr. Giordano was a Senior Manager in Arthur Andersen’s audit practice where he was responsible for the audit process for regulated investment companies and companies in various other industries. Mr. Giordano is a graduate of Villanova University with a B.S. in Accounting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2016	WHITEHORSE FINANCE, INC.

	By:	/s/ Gerhard Lombard
Gerhard Lombard
Chief Financial Officer & Treasurer